Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

17-02

Contacts:	Derrick Jensen, CFO	Media - Deborah Buks and Molly LeCronier
	Kip Rupp, CFA - Investors	Ward
	Quanta Services, Inc.	713-869-0707
713-629-7600

QUANTA SERVICES REPORTS 2016 FOURTH QUARTER AND ANNUAL RESULTS

Record Fourth Quarter Revenues of $2.10 Billion

Diluted EPS from Continuing Operations Attributable to Common Stock of $0.57

Income Tax Benefits, Net of Other Charges, Favorably Impact Quarter by $0.06

Record Twelve-Month Backlog

Record Oil & Gas Infrastructure Services Full Year Revenues

HOUSTON – Feb. 21, 2017 - Quanta Services, Inc. (NYSE: PWR) today announced results for the three and twelve months ended December 31, 2016. Revenues in the fourth quarter of 2016 were $2.10 billion, compared to revenues of $1.90 billion in the fourth quarter of 2015, and net income from continuing operations attributable to common stock was $88.5 million, or $0.57 per diluted share, compared to net loss from continuing operations attributable to common stock of $2.6 million, or a loss of $0.02 per diluted share, in the fourth quarter of 2015. As described further below, certain items favorably impacted diluted earnings per share from continuing operations for the fourth quarter of 2016 by $0.06 per share.

“We are pleased with the revenue and profitability momentum we experienced in the second half of 2016, as evidenced by our record revenues in the fourth quarter. We anticipate that this momentum will continue into 2017 and believe we are well positioned for profitable growth,” said Duke Austin, president and chief executive officer of Quanta Services. “We see multi-year growth opportunities for both electric power and oil and gas infrastructure services, and we remain focused on our strategic objectives of returning profitability to historical levels, safely providing infrastructure solutions to our customers and running the business for the long-term.”

Items affecting the quarter and reflected as adjustments in Quanta’s adjusted diluted earnings per share calculation were tax benefits of $20.5 million, or $0.13 per diluted share, associated with the release of tax contingencies upon expiration of certain statute of limitations periods. These benefits were partially offset by approximately $8.0 million ($7.1 million net of tax), or $0.05 per diluted share, of asset impairment charges primarily due to a pending disposition of certain international renewable energy services operations. Adjusted diluted earnings per share from continuing operations attributable to common stock (a non-GAAP measure) was $0.56 for the fourth quarter of 2016 compared to $0.30 for the fourth quarter of 2015.

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Also negatively impacting the fourth quarter of 2016 were litigation costs incurred of approximately $6.0 million ($3.6 million net of tax), or $0.02 per diluted share, resulting from Quanta’s defense of allegations that it violated the non-compete agreement entered into in connection with the disposition of certain telecommunication construction operations in December 2012.

RECENT HIGHLIGHTS

•	Fort McMurray West 500 kV Transmission Project Obtains Key Approval - In February 2017, the Alberta Utilities Commission approved Alberta Powerline General Partner Ltd.’s (Alberta Powerline) application to construct and operate the Fort McMurray West 500 kV Transmission Project. As announced in December 2014, Alberta Powerline is a limited partnership formed by Quanta Services and ATCO Group for this project. Pending completion of a few additional steps, full construction is expected to begin in the second half of 2017 and completion is expected in 2019. This project was the largest project ever awarded to Quanta and has been reflected in backlog since 2015.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 2016 AND 2015

Revenues for the year ended December 31, 2016 were $7.65 billion compared to revenues of $7.57 billion for the year ended December 31, 2015. Net income from continuing operations attributable to common stock was $198.7 million, or $1.26 per diluted share, for the year ended December 31, 2016 compared to $120.3 million, or $0.62 per diluted share, for the year ended December 31, 2015. Included in Quanta’s operating results for the year ended December 31, 2016 were losses of approximately $54.8 million ($33.4 million net of tax), or $0.21 per diluted share, on a power plant construction project in Alaska that resulted from engineering and production issues. Included in Quanta’s operating results for the year ended December 31, 2015 were losses of approximately $44.9 million ($27.4 million net of tax), or $0.14 per diluted share, related to the same project.

Adjusted diluted earnings per share from continuing operations attributable to common stock (a non-GAAP measure) was $1.51 for the year ended December 31, 2016 compared to $1.11 for the year ended December 31, 2015. The adjusted diluted earnings per share measures used in this earnings release are calculated as GAAP diluted earnings per share before acquisition and integration costs, amortization of intangible assets, non-cash compensation expense, and certain other items that affect comparability of results between periods. See the attached table for a reconciliation of adjusted diluted earnings per share from continuing operations attributable to common stock to GAAP diluted earnings per share from continuing operations attributable to common stock for the three and twelve months ended December 31, 2016 and 2015.

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Quanta completed five acquisitions during 2016. Therefore, Quanta’s results for the quarter and year ended December 31, 2016 included these acquisitions from the respective acquisition dates and are compared to the pre-acquisition historical results for the quarter and year ended December 31, 2015.

OUTLOOK

The long-term outlook for Quanta’s business is positive. However, weather, regulatory, permitting, project timing, execution challenges and other factors have impacted the company’s historical results, and may impact Quanta’s future financial results. Therefore, Quanta’s financial outlook for revenues, margins and earnings reflects management’s effort to properly align these uncertainties with the backlog that the company is executing on and the opportunities that are expected to materialize during 2017. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta expects revenues for the full year 2017 to range between $7.9 billion and $8.5 billion and diluted earnings per share from continuing operations attributable to common stock to be $1.52 to $1.77. Quanta expects adjusted diluted earnings per share from continuing operations attributable to common stock (a non-GAAP measure) for the full year 2017 to be $1.80 to $2.05. See the attached table for a reconciliation of estimated adjusted diluted earnings per share from continuing operations attributable to common stock to estimated GAAP diluted earnings per share from continuing operations attributable to common stock for the full year 2017.

NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used in addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other non-GAAP to GAAP measures not included in the tables attached to this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for February 21, 2017 at 9:00 a.m. Eastern Time. To participate in the call, dial 1-201-689-8345 or 1-877-407-8291 at least 10 minutes before the conference call begins and ask for the Quanta Services Fourth Quarter and Year End 2016 Earnings Conference Call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live

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on the Internet, please visit the Quanta Services website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website. A telephonic replay will also be available following the live call through March 3, 2017 by dialing 1-877-660-6853. For more information, please contact Kip Rupp, Vice President - Investor Relations at Quanta Services, by calling 713-341-7260 or emailing investors@quantaservices.com.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, primarily delivering infrastructure solutions for the electric power and oil and gas industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. With operations throughout the United States, Canada and Australia and in select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

FOLLOW QUANTA SERVICES IR ON SOCIAL MEDIA AND GET THE QUANTA SERVICES IR APP

Investors and others should note that while we announce material financial information and make other public disclosures of information regarding Quanta through SEC filings, press releases and public conference calls, we also utilize social media to communicate this information. It is possible that the information we post on social media could be deemed material. Accordingly, we encourage investors, the media and others interested in our company to follow Quanta, and review the information we post, on the social media channels listed on our website in the “Investors & Media” section.

Additionally, the Quanta investor relations (IR) app for iPhone, iPad and Android mobile devices is available for free at Apple’s App Store for the iPhone and iPad and at Google Play for Android mobile devices. The Quanta IR app allows users to navigate the company’s investor relations materials, including the latest press releases, SEC filings, presentations, videos, audio cast conference calls and stock price information. Sharing functionality via email, Twitter and Facebook is available, as well as the ability for investors to be notified when new information is posted to Quanta’s IR app.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this press release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues, net income, earnings per share, weighted average shares outstanding, margins, capital expenditures, tax rates and other operating or financial results; business or financial outlook, growth or opportunities in particular markets; backlog; future capital allocation initiatives, including the amount, timing, availability, and strategy with respect to any future stock repurchases; the ability to deliver increased value and return capital to shareholders; the strategic use of Quanta’s balance sheet; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; the anticipated commencement and completion dates for any projects awarded; the development of larger electric transmission and oil and natural gas pipeline projects and their impact on Quanta’s business or the demand for Quanta’s services; the level of oil, natural gas and natural gas liquids prices and their impact on Quanta’s business or demand for Quanta’s services; the impact of renewable energy initiatives, including mandated state renewable portfolio standards, the economic stimulus package and other existing or potential energy legislation; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the expected outcome of pending and threatened litigation; beliefs and assumptions about the collectability of receivables; the business plans or financial condition of Quanta’s customers; Quanta’s plans and strategies; the current economic and regulatory conditions and trends in the industries Quanta serves; and possible recovery on pending or contemplated change orders or affirmative claims against customers or third parties, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by known and unknown risks and uncertainties that are difficult to predict or beyond Quanta’s control, including, among others, market conditions; the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results; adverse economic and financial conditions, including weakness in capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or permitting issues, environmental processes, project performance issues, claimed force majeure events, or customers’ capital constraints; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts, including the ability to obtain awards of projects on which Quanta bids or is otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of available skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; adverse impacts from weather; the ability to generate internal growth; competition in Quanta’s business, including the ability to effectively compete for new projects and market share; the failure of renewable energy initiatives or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multiemployer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of further increases in the liability associated with Quanta’s withdrawal from a multiemployer pension plan; liabilities for claims that are self-insured or not insured; unexpected costs or liabilities that may arise from lawsuits or indemnity claims asserted against Quanta; the outcome of pending or threatened litigation; risks relating to the potential unavailability or cancellation of third party insurance, the exclusion of coverage for certain losses, and potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms; loss of customers with whom Quanta has long-standing or significant relationships; the potential that participation in joint ventures exposes Quanta to liability and/or harm to its reputation for acts or omissions by partners; Quanta’s inability or failure to comply with the terms of its contracts, which may result in additional costs, unexcused delays, warranty claims, failure to meet performance guarantees, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities and on Quanta’s customers’ capital programs and the resulting impact on demand for Quanta’s services; the future development of natural resources in shale formations; the inability or refusal of customers to pay for services; the failure to recover on payment claims against project owners or third party contractors or to obtain adequate compensation for customer-requested change orders; the failure of Quanta’s customers to comply with regulatory requirements applicable to their projects, which may result in project delays and cancellations; budgetary or other constraints that may reduce or eliminate tax incentives or government funding for projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with foreign legal systems and cultural practices, as well as the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws; the ability to successfully identify, complete, integrate and realize synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of impairments of goodwill, receivables, property and equipment and other intangible assets or investments; growth outpacing Quanta’s decentralized management and infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce Quanta’s intellectual property rights or the obsolescence of such rights; risks related to the implementation of an information technology solution; the impact of a unionized workforce on operations, including labor stoppages or interruptions due to strikes or lockouts; potential liabilities relating to occupational health and safety matters; Quanta’s dependence on suppliers, subcontractors, equipment manufacturers and other third party contractors; the failure to collect outstanding receivables; the cost of borrowing, availability of credit and cash, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investing activities; fluctuations of prices of certain materials used in our business; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; potential exposure to environmental liabilities; the ability to continue to meet certain regulatory requirements applicable to us and our subsidiaries; rapid technological and structural changes that could reduce the demand for Quanta’s services; the impact of new or changed tax laws, treaties or regulations; the impact of increased healthcare costs arising from healthcare reform legislation and other legislative action; the impact of regulatory changes on labor costs; the impact of significant fluctuations in foreign currency exchange rates; potential claims, damages or injunctive relief associated with prior dispositions of businesses, and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2015, Quanta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made by any third party regarding the subject matter of this press release.

Quanta Services, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2016 and 2015
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues	$2,102,966	$1,899,272	$7,651,319	$7,572,436
Cost of services (including depreciation)	1,795,278	1,676,233	6,637,519	6,648,771

Gross profit	307,688	223,039	1,013,800	923,665
Selling, general and administrative expenses	173,882	151,790	653,338	592,863
Asset impairment charges	7,964	58,451	7,964	58,451
Amortization of intangible assets	7,955	9,174	31,685	34,848

Operating income	117,887	3,624	320,813	237,503
Interest expense	(3,989)	(2,928)	(14,887)	(8,024)
Interest income	392	375	2,423	1,493
Equity in losses of unconsolidated affiliates	(331)	(152)	(979)	(466)
Other income (expense), net	(62)	(415)	316	(1,831)

Income from continuing operations before income taxes	113,897	504	307,686	228,675
Provision for income taxes	24,592	2,898	107,246	97,472

Net income (loss) from continuing operations	89,305	(2,394)	200,440	131,203
Net income (loss) from discontinued operations	(947)	(2,488)	(342)	190,621

Net income (loss)	88,358	(4,882)	200,098	321,824
Less: Net income attributable to non-controlling interests	775	192	1,715	10,917

Net income (loss) attributable to common stock	$87,583	$(5,074)	$198,383	$310,907

Amounts attributable to common stock:
Net income (loss) from continuing operations	$88,530	$(2,586)	$198,725	$120,286
Net income (loss) from discontinued operations	(947)	(2,488)	(342)	190,621

Net income (loss) attributable to common stock	$87,583	$(5,074)	$198,383	$310,907

Earnings (loss) per share attributable to common stock - basic and diluted:
Continuing operations	$0.57	$(0.02)	$1.26	$0.62
Discontinued operations	—	(0.01)	—	0.97

Net income (loss) attributable to common stock	$0.57	$(0.03)	$1.26	$1.59

Weighted average shares used in computing earnings per share:
Basic	154,956	163,546	157,287	195,113

Diluted	154,956	163,546	157,288	195,120

Quanta Services, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$112,183	$128,771
Accounts receivable, net	1,500,115	1,621,133
Costs and estimated earnings in excess of billings on uncompleted contracts	473,308	317,745
Inventories	88,548	75,285
Prepaid expenses and other current assets	114,591	134,585

Total current assets	2,288,745	2,277,519
PROPERTY AND EQUIPMENT, net	1,174,094	1,101,959
OTHER ASSETS, net	101,028	76,333
OTHER INTANGIBLE ASSETS, net	187,023	205,074
GOODWILL	1,603,169	1,552,658

Total assets	$5,354,059	$5,213,543

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and short-term debt	$7,563	$7,067
Accounts payable and accrued expenses	922,819	782,134
Billings in excess of costs and estimated earnings on uncompleted contracts	274,846	399,230
Current liabilities of discontinued operations	—	15,313

Total current liabilities	1,205,228	1,203,744
LONG-TERM DEBT AND NOTES PAYABLE, net of current maturities	353,562	475,364
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	452,567	446,620

Total liabilities	2,011,357	2,125,728

TOTAL STOCKHOLDERS’ EQUITY	3,339,427	3,085,494
NON-CONTROLLING INTERESTS	3,275	2,321

TOTAL EQUITY	3,342,702	3,087,815

Total liabilities and equity	$5,354,059	$5,213,543

Quanta Services, Inc. and Subsidiaries
Supplemental Segment Data
For the Three and Twelve Months Ended December 31, 2016 and 2015
(Unaudited)

Segment Results

Quanta reports its results under two reportable segments: (1) Electric Power Infrastructure Services and (2) Oil and Gas Infrastructure Services, as set forth below (in thousands, except percentages).

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
Revenues:
Electric Power Infrastructure Services	$1,281,974	61.0%	$1,291,522	68.0%	$4,850,495	63.4%	$4,937,289	65.2%
Oil and Gas Infrastructure Services	820,992	39.0	607,750	32.0	2,800,824	36.6	2,635,147	34.8

Consolidated revenues	$2,102,966	100.0%	$1,899,272	100.0%	$7,651,319	100.0%	$7,572,436	100.0%

Operating income (loss):
Electric Power Infrastructure Services (a)(b)	$113,489	8.9%	$88,361	6.8%	$395,745	8.2%	$362,328	7.3%
Oil and Gas Infrastructure Services	66,101	8.1	23,927	3.9	149,502	5.3	142,929	5.4
Corporate and Non-Allocated Costs (c)(d)	(61,703)	N/A	(108,664)	N/A	(224,434)	N/A	(267,754)	N/A

Consolidated operating income	$117,887	5.6%	$3,624	0.2%	$320,813	4.2%	$237,503	3.1%

(a)	Included in operating income for the Electric Power Infrastructure Services segment for the twelve months ended December 31, 2016 were $54.8 million of losses related to a power plant construction project in Alaska. Included in operating income for the Electric Power Infrastructure Services segment for the three and twelve months ended December 31, 2015 were $19.3 million and $44.9 million of losses related to the same power plant construction project.
(b)	Included in operating income for the Electric Power Infrastructure Services segment for the three and twelve months ended December 31, 2016 was a $5.7 million asset impairment charge primarily due to a pending disposition of certain international renewable energy services operations. Included in operating income for the Electric Power Infrastructure Services segment for the three and twelve months ended December 31, 2015 was the impact of a $6.6 million property and equipment impairment charge related to the same international renewable energy services operations.
(c)	Included in Corporate and Non-Allocated Costs for the twelve months ended December 31, 2016 was a $2.3 million endowment contribution to establish a business relationship and a workforce development program with a university.
(d)	Included in Corporate and Non-Allocated Costs for the three and twelve months ended December 31, 2015 was $51.9 million in asset impairment charges associated with goodwill and intangible asset reductions, which resulted from lower levels of expected activity in the U.S. Gulf of Mexico and, to a lesser extent, with respect to certain directional drilling operations in Australia due to the extended low commodity price environment.

Quanta Services, Inc. and Subsidiaries
Supplemental Segment Data
For the Three and Twelve Months Ended December 31, 2016 and 2015
(Unaudited)

Backlog

Backlog is not a term recognized under United States generally accepted accounting principles (GAAP); however, it is a common measurement used in the industry. Quanta’s methodology for determining backlog may not be comparable to the methodologies used by other companies. Quanta’s backlog represents the amount of consolidated revenue that it expects to realize from future work under construction contracts, long-term maintenance contracts and master service agreements. These estimates include revenues from the remaining portion of firm orders not yet completed and on which work has not yet begun, as well as revenues from change orders, renewal options, and funded and unfunded portions of government contracts to the extent that they are reasonably expected to occur. For purposes of calculating backlog, Quanta includes 100% of estimated revenues attributable to consolidated joint ventures and variable interest entities. The following table presents Quanta’s total backlog by reportable segment as of December 31, 2016, September 30, 2016 and December 31, 2015, along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	December 31, 2016		September 30, 2016		December 31, 2015
	12 Month	Total	12 Month	Total	12 Month	Total
Electric Power Infrastructure Services	$3,369.3	$6,657.5	$3,363.2	$6,519.6	$3,307.9	$6,312.9
Oil and Gas Infrastructure Services	2,484.0	3,092.3	2,402.3	3,323.3	1,900.8	3,074.0

Total	$5,853.3	$9,749.8	$5,765.5	$9,842.9	$5,208.7	$9,386.9

Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Diluted Earnings Per Share from Continuing Operations

For the Three and Twelve Months Ended December 31, 2016 and 2015

(In thousands, except per share information)

(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share from continuing operations attributable to common stock, when used in connection with diluted earnings per share, is intended to provide useful information to investors and analysts as they evaluate Quanta’s performance. Management believes that the exclusion of certain items from net income from continuing operations attributable to common stock enables it to more effectively evaluate Quanta’s operations period over period and better identify operating trends that may not otherwise be apparent. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash stock-based compensation expense may vary due to acquisition activity, changes in the estimated fair value of performance-based awards, forfeiture rates, accelerated vesting and amounts granted during the period; (iii) income tax contingency releases vary period to period depending on the level of reserves for uncertain tax positions and the expiration dates under various federal and state tax statute of limitations periods; (iv) acquisition and integration costs vary period to period depending on the level of Quanta’s ongoing acquisition activity; (v) asset impairments can vary from period to period depending on economic and other factors; (vi) severance costs related to the departure of Quanta’s former president and chief executive officer and severance and restructuring costs associated with certain operations primarily within Quanta’s Oil and Gas Infrastructure segment are not regularly occurring items; and (vii) the cumulative revaluation of certain deferred tax liabilities associated with an Alberta provincial income tax law change and the elimination of the tax benefits associated with a previously unrecognized deferred tax asset related to an investment in a foreign subsidiary are not regularly occurring items. Because adjusted diluted earnings per share, as defined, excludes some, but not all, items that affect net income from continuing operations attributable to common stock, adjusted diluted earnings per share as presented in this press release may or may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, net income from continuing operations attributable to common stock, and information reconciling the GAAP and non-GAAP financial measures are included below. Reconciliations of other non-GAAP to GAAP measures not included in the table below can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section. See table on the following page.

Quanta Services, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Adjusted Diluted Earnings Per Share from Continuing Operations
For the Three and Twelve Months Ended December 31, 2016 and 2015
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Reconciliation of adjusted net income from continuing operations attributable to common stock:
Net income (loss) from continuing operations attributable to common stock (GAAP as reported)	$88,530	$(2,586)	$198,725	$120,286
Adjustments:
Asset impairment charges (a)	7,964	58,451	7,964	58,451
Severance and restructuring changes (b)	—	—	6,352	—
Acquisition and integration costs	—	1,143	3,053	7,966
Impact of income tax contingency releases (c)	(20,488)	—	(20,488)	—
Impact of tax benefit from realization of previously unrecognized deferred tax asset (d)	—	(4,228)	—	(4,228)
Impact of Alberta tax law change (e)	—	—	—	4,982
Income tax impact of adjustments (f)	(890)	(14,572)	(3,982)	(16,186)

Adjusted net income from continuing operations attributable to common stock before certain non-cash adjustments	75,116	38,208	191,624	171,271
Non-cash stock-based compensation	9,875	8,231	41,134	36,939
Amortization of intangible assets	7,955	9,174	31,685	34,848
Income tax impact of non-cash adjustments (f)	(6,337)	(6,250)	(26,183)	(25,817)

Adjusted net income from continuing operations attributable to common stock	$86,609	$49,363	$238,260	$217,241

Weighted average shares:
Weighted average shares outstanding for diluted earnings per share	154,956	163,546	157,288	195,120

Weighted average shares outstanding for adjusted diluted earnings per share	154,956	163,551	157,288	195,120

Diluted earnings per share from continuing operations attributable to common stock and adjusted diluted earnings per share from continuing operations attributable to common stock:
Diluted earnings (loss) per share from continuing operations attributable to common stock	$0.57	$(0.02)	$1.26	$0.62

Adjusted diluted earnings per share from continuing operations attributable to common stock	$0.56	$0.30	$1.51	$1.11

See notes to the Reconciliation of Non-GAAP Financial Measures Adjusted Diluted Earnings Per Share from Continuing Operations on the following page.

(a)	The amounts for the three and twelve months ended December 31, 2016 reflect the elimination of impairment charges primarily related to the pending disposition of certain international renewable energy services operations. The amounts for the three and twelve months ended December 31, 2015 reflect the elimination of asset impairment charges primarily associated with goodwill and intangible asset reductions, which resulted from lower levels of expected activity in the U.S. Gulf of Mexico and, to a lesser extent, with respect to certain directional drilling operations in Australia due to the extended low commodity price environment, and the elimination of a property and equipment impairment charge related to the same international renewable energy services operations.
(b)	The amount for the twelve months ended December 31, 2016 reflects the elimination of severance costs associated with the departure of Quanta’s former president and chief executive officer and severance and restructuring costs associated with certain operations primarily within the Oil and Gas Infrastructure Services segment.
(c)	The amounts for the three and twelve months ended December 31, 2016 reflect the elimination of tax benefits primarily associated with the expiration of various federal and state tax statute of limitations periods during the fourth quarter of 2016. Significant uncertainty surrounds the timing of the release and the amount of such benefits.
(d)	The amounts for the three and twelve months ended December 31, 2015 reflect the realization of a previously unrecognized deferred tax asset related to Quanta’s investment in a foreign subsidiary.
(e)	The amount for the twelve months ended December 31, 2015 reflects the elimination of the non-recurring impact of the cumulative revaluation of certain deferred tax liabilities pursuant to an Alberta provincial income tax law change that became effective as of June 1, 2015.
(f)	The income tax impact of adjustments that are subject to tax is determined using the incremental statutory tax rate of the jurisdictions to which each adjustment relates for the respective periods.

Quanta Services, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Estimated Adjusted Diluted Earnings Per Share from Continuing Operations
For the Year Ended December 31, 2017
(In thousands, except per share information)

(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share from continuing operations attributable to common stock, when used in connection with diluted earnings per share, is intended to provide useful information to investors and analysts as they evaluate Quanta’s performance. Management believes that the exclusion of certain items from net income from continuing operations attributable to common stock enables it to more effectively evaluate Quanta’s operations period over period and better identify operating trends that may not otherwise be apparent. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period and (ii) non-cash stock-based compensation expense may vary due to acquisition activity, changes in the estimated fair value of performance-based awards, forfeiture rates, accelerated vesting and amounts granted during the period. Because adjusted diluted earnings per share, as defined, excludes some, but not all, items that affect net income from continuing operations attributable to common stock, adjusted diluted earnings per share as presented in this press release may or may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, net income from continuing operations attributable to common stock, and information reconciling the GAAP and non-GAAP financial measures are included below. Reconciliations of other non-GAAP to GAAP measures not included in the table below can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

	Estimated Range
	Full Year Ended
Estimated	December 31, 2017
Reconciliation of estimated adjusted net income from continuing operations attributable to common stock:
Net income from continuing operations attributable to common stock (as defined by GAAP)	$237,500	$276,500
Non-cash stock-based compensation	41,500	41,500
Amortization of intangible assets	25,600	25,600
Income tax impact of non-cash adjustments (a)	(24,400)	(24,400)

Estimated adjusted net income from continuing operations attributable to common stock	$280,200	$319,200

Estimated weighted average shares:
Weighted average shares outstanding for diluted and adjusted diluted earnings per share	155,900	155,900

Estimated diluted earnings per share from continuing operations attributable to common stock and estimated adjusted diluted earnings per share from continuing operations attributable to common stock:
Estimated diluted earnings per share from continuing operations attributable to common stock	$1.52	$1.77

Estimated adjusted diluted earnings per share from continuing operations attributable to common stock	$1.80	$2.05

(a)	The income tax impact of adjustments that are subject to tax is determined using the incremental statutory tax rate of the jurisdictions to which each adjustment relates for the respective periods.